Exhibit 99.1

Exantas Capital Corp. Announces Acquisition of a $197 Million Portfolio of Floating-Rate Commercial Real Estate Mortgage Loans from C-III Commercial Mortgage

NEW YORK, May 29, 2019 /PRNewswire/ -- Exantas Capital Corp. (NYSE:XAN) (the “Company” or “Exantas”) announced that it acquired a $196.8 million portfolio of floating-rate commercial real estate mortgage loans from C-III Commercial Mortgage LLC, which is an affiliate of the Company’s external manager.

The acquisition allows Exantas to deploy available capital and is immediately accretive to core earnings. Upon closing of the transaction, Exantas will maintain a strong liquidity profile of approximately $135 million, allowing the Company to continue originating and investing in commercial real estate debt with the goal of reaching full deployment by the end of 2019.

Robert C. Lieber, Chief Executive Officer of Exantas, commented: “This acquisition furthers Exantas’s efforts to strategically and effectively deploy liquidity into high-quality loans that offer attractive risk-adjusted returns. The transaction illustrates one advantage provided by our sponsor C-III Capital Partners, whose sourcing and underwriting platform continues to generate accretive origination opportunities that advance our deployment strategy and ultimately drive shareholder value.”

The portfolio consists of 28 loans originated by C-III Commercial Mortgage and has an average loan size of $7.0 million. These loans will improve the Company’s diversification by both geography and asset class. Exantas’s commercial real estate loan portfolio size following the transaction is approximately $1.9 billion.

The terms of the acquisition were approved by the board of directors of the Company based on the approval and recommendation of a special committee of the board comprised entirely of independent directors. The special committee was advised by J.P. Morgan Securities LLC as financial adviser, Park Bridge Financial as loan due diligence advisor and Windels Marx and Morrison Forrester as legal counsel.

Portfolio Acquisition - By Property Type

	Exantas - 3/31/2019		Portfolio Acquisition		Pro Forma - 3/31/2019
	Amount ($M) (1)	% Portfolio	Amount ($M)	% Portfolio	Amount ($M) (1)	% Portfolio
Multifamily	$1,032.3	62.2	$48.1	24.4	$1,080.4	58.2
Office	229.6	13.8	22.8	11.6	252.4	13.6
Hotel	179.9	10.8	34.8	17.7	214.7	11.5
Retail	104.5	6.3	42.0	21.3	146.5	7.9
Other (2)	114.8	6.9	49.1	25.0	163.9	8.8
Total	$1,661.1	100.0	$196.8	100.0	$1,857.9	100.0

(1)	Excludes one commercial real estate loan held for sale with a carrying value of $17.0 million at March 31, 2019.
(2)	Other comprises self storage, manufactured housing and industrial properties.

Portfolio Acquisition - By Region

	Exantas - 3/31/2019		Portfolio Acquisition		Pro Forma - 3/31/2019
	Amount ($M) (1)	% Portfolio	Amount ($M)	% Portfolio	Amount ($M) (1)	% Portfolio
Southwest	$488.1	29.4	$26.4	13.4	$514.5	27.7
Mountain	348.3	21.0	10.0	5.1	358.3	19.3
Pacific	238.9	14.4	2.8	1.4	241.7	13.0
Southeast	226.3	13.6	60.6	30.8	286.9	15.4
Northeast	162.5	9.8	12.3	6.2	174.8	9.4
Mid Atlantic	124.7	7.5	58.6	29.8	183.3	9.9
East North Central	63.9	3.8	14.1	7.2	78.0	4.2
West North Central	8.4	0.5	12.0	6.1	20.4	1.1
Total	$1,661.1	100.0	$196.8	100.0	$1,857.9	100.0

(1)	Excludes one commercial real estate loan held for sale with a carrying value of $17.0 million at March 31, 2019.

About Exantas Capital Corp.

Exantas Capital Corp. is a real estate investment trust that is primarily focused on originating, holding and managing commercial real estate mortgage loans and other commercial real estate-related debt investments. The Company is externally managed by Exantas Capital Manager Inc., which is an indirect wholly-owned subsidiary of C-III Capital Partners LLC, a leading commercial real estate investment management and services company engaged in a broad range of activities. For more information, please visit the Company’s website at www.exantas.com or contact investor relations at IR@exantas.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “trend,” “will,” “continue,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “look forward” or other similar words or terms. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. Factors that can affect future results include, among others, increased competition for investment assets, changes in interest rates, the debt securities markets or real estate markets, increased rates of default and/or decreased recovery rates on the Company’s investments and other risks and uncertainties discussed in the documents filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new or changing information or events after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.